CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2016 RESULTS

New York, New York, August 11, 2015 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its quarter ended June 30, 2015, the first quarter of its fiscal year 2016.

The Company reported net income of $178 thousand, or basic and diluted earnings per share of $0.05, for the quarter, compared to net income of $173 thousand, or basic and diluted earnings per share of $0.05, for the quarter ended June 30, 2014.

Michael T. Pugh, the Company's President and Chief Executive Officer, said:  “We are pleased by the results of our new business efforts and prudent expense management, as well as the incremental growth in net interest income for the current quarter. Our priorities remain centered on growing the loan portfolio, improving asset quality, maintaining a sound capital position, and increasing core deposits. Since June 2014, our loan portfolio has grown $98 million, or 25%, while our non-performing loan ratios continue to improve and are nearing industry norms. Our capital ratios remain strong, with a Tier 1 capital ratio of 10.41%. With core deposits of $330 million, we have stable, low-cost funding for profitable and meaningful lending in the communities we serve.”

“As an example of meaningful lending, we have seen strong growth in our loans to local women and minority entrepreneurs, providing capital access to this vibrant and growing segment of our footprint. With strong products and services, efficient operations driven by our enhanced banking platform, and deep community ties, we are well placed to serve these customers.”

Mr. Pugh concluded, “We look forward to building on our progress throughout fiscal 2016.”

Statement of Operations Highlights

First Quarter Results
The Company reported net income of $178 thousand for the three months ended June 30, 2015, compared to net income of $173 thousand for the prior year quarter. This change is attributed to lower non-interest expense and higher net interest income, offset by an increase in the provision for loan losses for the current quarter.

Net Interest Income
Net interest income increased $384 thousand, or 8.1%, to $5.2 million for the quarter, compared to $4.8 million for the prior year quarter.

Interest income increased $450 thousand, or 7.8%, to $6.2 million for the quarter, compared to $5.8 million for the prior year quarter, driven by a $90 million, or 22.6%, increase in the Bank's average loan balances.

Interest expense increased $66 thousand, or 6.7%, to $1.1 million for the quarter, compared to $992 thousand for the prior year quarter. The increase is primarily due to a $54 thousand, or 7.5%, increase in interest expense on deposits as the Bank grew deposits.

Provision for Loan Losses
To reflect growth in the Bank's loan portfolio, the Company recorded a $117 thousand provision for loan losses for the first quarter, compared to a $781 thousand recovery of loan losses for the prior year quarter. The prior year period also included net recoveries of previously charged-off loans. Net charge-offs of $487 thousand were recognized for the first quarter, compared to net recoveries of $614 thousand for the prior year quarter.

Non-interest Income
For the quarter, non-interest income remained relatively unchanged at $1.2 million, decreasing $10 thousand, or 0.8%, compared to the prior year quarter. Lower depository fees were partially offset by other non-interest income during the quarter.

Non-interest Expense
Non-interest expense decreased $509 thousand, or 7.8%, to $6.0 million for the quarter, compared to $6.5 million for the prior year quarter. Two factors drove this decrease: federal deposit insurance premiums dropped after the Office of the Comptroller of the Currency lifted its regulatory order on the Bank in November 2014, and the Bank had lower expenses associated with delinquent loans and loan workout in addition to lower other non-interest expense.

Income Taxes
Income tax expense was $13 thousand for the three months ended June 30, 2015, compared to $16 thousand for the prior year quarter.

Financial Condition Highlights
At June 30, 2015, total assets were $670.8 million, reflecting a decrease of $5.6 million, or 0.8%, from total assets of $676.4 million at March 31, 2015. This change was primarily driven by decreases of $9.5 million in the investment portfolio and $5 million in cash and cash equivalents, partially offset by an increase of $9.1 million in the loan portfolio net of the allowance for loan losses.

Total investment securities decreased $9.5 million, or 8.4%, to $103.6 million at June 30, 2015, compared to $113.1 million at March 31, 2015. Held-to-maturity investments increased $4.7 million as the Bank redeployed excess cash by purchasing securities, while available-for-sale investments decreased $14.2 million due to calls and maturities during the quarter.

Net loans receivable increased $8.7 million, or 1.8%, to $491.9 million at June 30, 2015, compared to $483.2 million at March 31, 2015, following growth in mortgage and business loans from loan purchases and originations.

Loans held-for-sale ("HFS") remained unchanged at $2.6 million at June 30, 2015.

Total liabilities decreased $4.9 million, or 0.8%, to $616.5 million at June 30, 2015, compared to $621.4 million at March 31, 2015, following the maturity of short-term borrowings, partially offset by increased deposits.

Deposits increased $18.8 million, or 3.6%, to $546.6 million at June 30, 2015, compared to $527.8 million at March 31, 2015, due to an increase in certificates of deposits and money market accounts.

Advances from the Federal Home Loan Bank of New York and other borrowed money decreased $25.0 million, or 30.0%, to $58.4 million at June 30, 2015, compared to $83.4 million at March 31, 2015, as new deposits replaced maturing short-term borrowings.

Total equity decreased $691 thousand, or 1.3%, to $54.3 million at June 30, 2015, compared to $55.0 million at March 31, 2015. The decrease was primarily driven by an $868 thousand increase in unrealized losses on investments, partially offset by net income earned for the quarter.

Asset Quality
At June 30, 2015, non-performing assets totaled $14.9 million, or 2.2% of total assets, compared to $15.3 million or 2.3% of total assets at March 31, 2015, and $14.9 million or 2.3% of total assets at June 30, 2014. Non-performing assets at June 30, 2015, consisted of $5.1 million of loans 90 days or more past due and nonaccruing, $3.0 million of loans classified as a troubled debt restructuring, $3.7 million of other real estate owned, and $2.6 million of loans classified as HFS.

At June 30, 2015, the allowance for loan losses was $4.1 million, representing a ratio of the allowance for loan losses to non-performing loans of 47.9% compared to a ratio of 53.3% at March 31, 2015. Reflecting a 2.9% drop in our non-performing assets during the first quarter, the ratio of the allowance for loan losses to total loans was 0.8% at June 30, 2015, compared to 0.9% at March 31, 2015.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	June 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$43,832	$44,864
Money market investments	1,998	6,128
Total cash and cash equivalents	45,830	50,992
Restricted cash	6,368	6,354
Investment securities:
Available-for-sale, at fair value	86,972	101,185
Held-to-maturity, at amortized cost (fair value of $16,669 and $12,231 at June 30, 2015 and March 31, 2015, respectively)	16,596	11,922
Total investment securities	103,568	113,107

Loans held-for-sale	2,576	2,576

Loans receivable:
Real estate mortgage loans	419,003	412,204
Commercial business loans	72,784	70,555
Consumer loans	103	434
Loans, net	491,890	483,193
Allowance for loan losses	(4,107)	(4,477)
Total loans receivable, net	487,783	478,716
Premises and equipment, net	7,016	7,075
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,433	3,519
Accrued interest receivable	2,902	2,781
Other assets	12,298	11,266
Total assets	$670,774	$676,386

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$94,789	$95,009
Non-interest bearing checking	49,822	50,731
Interest-bearing checking	31,577	30,860
Money market	153,218	148,702
Certificates of deposit	215,510	200,123
Mortgagor deposits	1,664	2,336
Total deposits	546,580	527,761
Advances from the FHLB-NY and other borrowed money	58,403	83,403
Other liabilities	11,503	10,243
Total liabilities	616,486	621,407

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 shares issued; 3,696,087 shares outstanding at June 30, 2015 and March 31, 2015, respectively)	61	61
Additional paid-in capital	55,468	55,468
Accumulated deficit	(44,029)	(44,206)
Treasury stock, at cost (1,944 shares at June 30, 2015 and March 31, 2015)	(417)	(417)
Accumulated other comprehensive loss	(1,913)	(1,045)
Total equity	54,288	54,979
Total liabilities and equity	$670,774	$676,386

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,
$ in thousands except per share data	2015	2014
Interest income:
Loans	$5,642	$5,162
Mortgage-backed securities	191	206
Investment securities	341	324
Money market investments	34	66
Total interest income	6,208	5,758

Interest expense:
Deposits	776	722
Advances and other borrowed money	282	270
Total interest expense	1,058	992

Net interest income	5,150	4,766
Provision for (recovery of) loan losses	117	(781)
Net interest income after provision for loan losses	5,033	5,547

Non-interest income:
Depository fees and charges	668	896
Loan fees and service charges	172	95
Gain on sale of securities	—	4
Gain on sale of real estate owned	18	4
Other	335	204
Total non-interest income	1,193	1,203

Non-interest expense:
Employee compensation and benefits	2,781	2,787
Net occupancy expense	996	885
Equipment, net	162	175
Data processing	349	277
Consulting fees	168	88
Federal deposit insurance premiums	122	238
Other	1,457	2,094
Total non-interest expense	6,035	6,544

Income before income taxes	191	206
Income tax expense	13	16
Consolidated net income	178	190
Less: Net income attributable to non-controlling interest	—	17
Net income attributable to Carver Bancorp, Inc.	$178	$173

Earnings per common share:
Basic	$0.05	$0.05
Diluted	0.05	0.05

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	June 2015	March 2015	December 2014	September 2014	June 2014
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,654	$3,664	$3,089	$2,636	$2,651
Multifamily	1,247	1,053	1,053	1,054	671
Commercial real estate	1,784	2,817	2,850	2,991	3,979
Business	1,883	861	1,550	1,395	818
Consumer	—	—	7	10	5
Total non-performing loans	$8,568	$8,395	$8,549	$8,086	$8,124

Other non-performing assets (2):
Real estate owned	3,723	4,341	3,934	4,122	4,124
Loans held-for-sale	2,576	2,576	2,606	2,606	2,611
Total other non-performing assets	6,299	6,917	6,540	6,728	6,735
Total non-performing assets (3):	$14,867	$15,312	$15,089	$14,814	$14,859

Non-performing loans to total loans	1.74%	1.74%	1.96%	1.97%	2.08%
Non-performing assets to total assets	2.22%	2.26%	2.34%	2.30%	2.31%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At June 30, 2015, there were $5.2 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended June 30,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$487,534	$5,642	4.63%	$397,811	$5,162	5.19%
Mortgage-backed securities	38,308	191	1.99%	36,857	206	2.24%
Investment securities	55,466	255	1.84%	52,953	247	1.87%
Restricted cash deposit	6,354	—	0.03%	6,354	—	0.03%
Equity securities (2)	2,859	27	3.79%	1,917	24	5.02%
Other investments and federal funds sold	65,470	93	0.57%	116,276	119	0.41%
Total interest-earning assets	655,991	6,208	3.79%	612,168	5,758	3.76%
Non-interest-earning assets	24,559			10,600
Total assets	$680,550			$622,768

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$31,538	$13	0.17%	$23,837	$10	0.17%
Savings and clubs	95,429	63	0.26%	97,992	64	0.26%
Money market	150,824	186	0.49%	133,237	157	0.47%
Certificates of deposit	217,267	504	0.93%	205,133	482	0.94%
Mortgagors deposits	2,597	10	1.54%	2,277	9	1.59%
Total deposits	497,655	776	0.63%	462,476	722	0.63%
Borrowed money	62,853	282	1.80%	43,612	270	2.48%
Total interest-bearing liabilities	560,508	1,058	0.76%	506,088	992	0.79%
Non-interest-bearing liabilities:
Demand	51,692			55,299
Other liabilities	13,618			8,707
Total liabilities	625,818			570,094
Non-controlling interest	—			(369)
Stockholders' equity	54,732			53,043
Total liabilities and equity	$680,550			$622,768
Net interest income		$5,150			$4,766

Average interest rate spread			3.03%			2.97%

Net interest margin			3.14%			3.11%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30,
Selected Statistical Data:	2015		2014
Return on average assets (1)	0.10%		0.11%
Return on average stockholders' equity (2) (10)	1.30%		1.30%
Return on average stockholders' equity, excluding AOCI (2) (10)	1.27%		1.23%
Net interest margin (3)	3.14%		3.11%
Interest rate spread (4)	3.03%		2.98%
Efficiency ratio (5) (10)	95.14%		109.63%
Operating expenses to average assets (6)	3.55%		4.20%
Average stockholders' equity to average assets (7) (10)	8.04%		8.52%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	8.26%		9.07%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.21	x

Basic earnings per share	$0.05		$0.05
Average shares outstanding	3,696,420		3,696,225

	June 30,
	2015		2014
Capital Ratios:
Tier 1 leverage ratio (8)	10.41%		10.35%
Common Equity Tier 1 capital ratio (8)	14.78%		n/a
Tier 1 risk-based capital ratio (8)	14.78%		17.53%
Total risk-based capital ratio (8)	16.34%		20.10%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.22%		2.31%
Non-performing loans to total loans receivable (9)	1.74%		2.08%
Allowance for loan losses to total loans receivable	0.83%		1.81%
Allowance for loan losses to non-performing loans	47.93%		86.98%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only. June 30, 2015 ratios were calculated under the new capital requirements that became effective January 1, 2015.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and are not necessarily indicative of current operating or future performance.

	Three Months Ended June 30,
$ in thousands	2015	2014
Average Stockholders' Equity
Average Stockholders' Equity	$54,732	$53,043
Average AOCI	(1,468)	(3,436)
Average Stockholders' Equity, excluding AOCI	$56,200	$56,479

Return on Average Stockholders' Equity	1.30%	1.30%
Return on Average Stockholders' Equity, excluding AOCI	1.27%	1.23%

Average Stockholders' Equity to Average Assets	8.04%	8.52%
Average Stockholders' Equity, excluding AOCI, to Average Assets	8.26%	9.07%